Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

TRANS WORLD ENTERTAINMENT CORPORATION

Under Section 805 of the New York Business Corporation Law

FIRST: The name of the corporation is: Trans World Entertainment Corporation.

The name under which the corporation was formed is: Trans-World Music Corp.

SECOND: The date of filing of the certificate of incorporation with the Department of State is: February 7, 1972.

THIRD: The amendment effected by this certificate of amendment is as follows:

Paragraph NINTH of the Certificate of Incorporation relating to the classified Board of Directors is hereby amended to read in its entirety as follows:

“NINTH: 1) The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by a majority of the entire Board of Directors.

          2) All Directors elected by shareholders at or after the 2012 annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office; provided, however, each Director elected prior to the 2012 annual meeting of shareholders shall serve the term for which he or she was elected.

          3) Any and all vacancies in the Board of Directors, however occurring, including without limitation, by reason of an increase in size of the Board of Directors, or death, resignation, disqualification or removal of a Director, shall be filled solely by appointment via an affirmative vote of a majority of the remaining Directors then in office, even if less than a quor-

um of the Board of Directors. Any director so appointed shall serve until the next shareholders’ meeting held for the election of directors and until his or her successor is duly elected and qualified.”

SIXTH: The certificate of amendment was authorized by:

☒ The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

☐ The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

Edwin J. Sapienza

(Signature)	(Name of Signer)
Director of Financial Planning, Secretary,
Treasurer
(Title of Signer)

Dated as of July 12, 2012

Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

TRANS WORLD ENTERTAINMENT CORPORATION

Under Section 805 of the New York Business Corporation Law

Filer’s Name: Trans World Entertainment Corporation.

Address: 38 Corporate Circle.

City, State and Zip Code: Albany, New York 12203.